PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                       Contact:John W. Conlon
---------------------                               Chief Financial Officer
October 27, 2005                                    (740) 373-3155


                    PEOPLES BANCORP INC. ANNOUNCES INCREASED
                             THIRD QUARTER EARNINGS
      ---------------------------------------------------------------------

         MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) announced today net income of $5,268,000 for the quarter ended September 30, 2005, up 3% from $5,138,000 reported in the third quarter of 2004. Diluted earnings per share were $0.50 for the third quarter of 2005 compared to $0.48 for the third quarter of 2004, a 4% increase. Peoples' increased earnings were attributable to improved net interest income from a higher level of earning assets and stable levels of non-interest expense. For the first nine months of 2005, net income totaled $15,259,000, or $1.44 per diluted share, versus $15,557,000, or $1.45 per diluted share, earned in the corresponding prior-year period.
         "Our performance in the third quarter reflects continued growth, characterized by strong loan production while maintaining asset quality," commented Mark F. Bradley, President and CEO. "We are pleased to see positive trends in key areas, including a modest improvement in net interest income and reduction in operating expenses. Our diverse revenue streams continue to serve as a source of strength as we work through the interest rate challenges associated with a flattening yield curve."
         Net interest income grew 2% to $13,150,000 in the third quarter of 2005, from $12,891,000 a year ago, as average earning assets increased more than average interest-bearing liabilities. Compared to 2004's third quarter, average earning assets were up $48 million to $1.64 billion in the third quarter of 2005, as a result of the $100 million increase in average loan balances, while average interest-bearing liabilities grew $33 million during the same period. Third quarter 2005 net interest margin was 3.32%, down slightly from 3.34% for the third quarter a year ago, due to competition for loans and deposits combined with the flattening interest rate yield curve. Compared to the second quarter of 2005, net interest income was up 2% while net interest margin was unchanged. Through nine months in 2005, net interest income was $38,778,000 and net interest margin was 3.30%, compared to $39,136,000 and 3.44%, respectively, for the first nine months of 2004.
         "Increased levels of earning assets from loan growth continue to bolster net interest income," said Jack Conlon, Chief Financial Officer. "However, various factors, including competition for both loans and deposits and the continued flat yield curve, have retarded improvement in net interest margin. We continue to execute strategies designed to provide some near-term benefits, while maintaining our long-term approach to managing Peoples' balance sheet."
         Non-interest income totaled $7,127,000 for third quarter of 2005, compared to $7,248,000 for 2004's third quarter. This decline is largely attributable to one-time fiduciary fees earned in last year's third quarter and lower business-owned life insurance revenues, which were partially offset by higher electronic and mortgage banking revenues. On a year-to-date basis, non-interest income was up 17% through September 30, 2005, totaling $21,456,000 versus $18,318,000 through nine months of 2004. Enhanced insurance commissions, from the two insurance agency acquisitions completed in mid-2004, accounted for nearly all of this increase.
         Deposit account service charges was the largest source of Peoples' non-interest revenue, totaling $2,533,000 and $7,279,000 for the three and nine months ended September 30, 2005, respectively, compared to $2,510,000 and $7,222,000 for the same periods in 2004. Third quarter 2005 insurance and investment commissions were $2,266,000 versus $2,272,000 a year ago. On a year-to-date basis, insurance and investment commissions were up 80% to $7,186,000 through September 30, 2005, from $3,999,000 a year ago, with a full year of revenues from the agency acquisitions completed in mid-2004 accounting for this improvement. In the third quarter of 2005, Peoples continued to experience strong e-banking revenues driven by ATM and debit card fees. The resulting increase in revenue of 16% from last year's third quarter and 19% on a year-to-date basis through September 30 was due to higher debit card activity and additional cards issued. Fiduciary revenues totaled $794,000 in the third quarter of 2005, versus $988,000 in the third quarter of 2004, with the decline due to special one-time fees, totaling $210,000, earned a year ago.
         In the third quarter of 2005, non-interest expense was flat compared to 2004's third quarter, totaling $12.5 million, and down 3% from $12.9 million for the second quarter of 2005. Salaries and benefits remain Peoples' largest operating expense, totaling $6.6 million and $6.7 million for the third quarters of 2005 and 2004, respectively. Compared to the second quarter of 2005, total salaries and benefits were essentially unchanged. Occupancy and equipment costs were down 10% in the third quarter of 2005 from the prior-year quarter, largely attributable to lower depreciation expense and flood-related costs of $100,000 incurred in 2004's third quarter. Lower depreciation expense was also a key factor in the 9% reduction in occupancy and equipment costs from the second quarter of 2005. Peoples' bankcard costs have benefited from a new processing contract for its ATM and debit card operations, which was the main factor for the 30% decline in third quarter bankcard costs and 21% decrease through nine months. Other non-interest expense in the third quarter of 2005 includes a $250,000 loss on a hedging instrument that management determined should be reclassified from accumulated comprehensive income, a component of Peoples' equity, to earnings.
         "We are pleased with the modest decline in operating expense," stated Bradley. "In recent periods, we have taken steps to streamline operations in various areas, which are starting to have a positive impact on expenses, as reflected in our improved third quarter efficiency ratio. We continue to evaluate ways to improve our operating efficiency."
         During the third quarter, portfolio loans increased $26.5 million, or 10% on an annualized basis, to $1.06 billion at September 30, 2005, due primarily to the $21.6 million growth in commercial and commercial real estate loans. Consumer loan balances, excluding overdrafts, increased $2.5 million since June 30, 2005, due mostly to activity in Peoples' indirect lending business, leading to two consecutive quarters of consumer loan growth. As part of Peoples' mortgage banking activities, $140.6 million of fixed-rate real estate loans previously sold into the secondary market were being serviced at September 30, 2005, compared to $106.4 million at December 31, 2004. Peoples also had $492,000 of fixed-rate mortgage loans held for sale at September 30, 2005, compared to $612,000 at year-end 2004.
         Nonperforming loans were $5.9 million, or 0.56% of loans, at September 30, 2005, down from $7.6 million, or 0.74%, at June 30, 2005. This decrease during the quarter was due largely to the net impact of Peoples reclassifying $2 million of nonaccrual commercial loans to other real estate owned. As a result, nonperforming assets were unchanged from June 30, 2005, comprising 0.44% of total assets. Net charge-offs were $505,000 in the third quarter of 2005 compared to $492,000 a year ago and $514,000 in the second quarter of 2005. Commercial loans comprised the largest portion of third quarter 2005 net charge-offs, while net charge-offs relating to the Overdraft Privilege program comprised nearly half of third quarter 2004 net charge-offs. On a year-to-date basis, net charge-offs were down 15% through September 30, 2005, compared to the same period in 2004, due to higher recoveries.
         The allowance for loan losses was $14.7 million, or 1.39% of loans, at September 30, 2005, compared to $14.8 million, or 1.44% of loans, at year-end 2004. The provision for loan losses was $485,000 in the third quarter of 2005, compared to $605,000 a year ago, and $40,000 in the second quarter of 2005. The lower provision from the year ago quarter was based on management's quarterly evaluation of loss factors and is reflective of Peoples' recent loss experience and recoveries of previously charged-off loans during the third quarter.
          "As expected, our provision for loan losses returned to more historic levels in the third quarter," commented Bradley. "Our evaluation of credit quality and risk, coupled with continued lower levels of net charge-offs, continues to reflect favorable loss trends, which should result in a similar provision in the fourth quarter."
         At September 30, 2005, total deposits were $1.10 billion, up $27.5 million from $1.07 billion at year-end 2004. Interest-bearing deposits grew $21.6 million to $938.0 million, with $14.9 million attributable to additional brokered deposits. Non-interest-bearing deposits grew $5.9 million since December 31, 2004, totaling $158.9 million at September 30, 2005.
         "Overall, we are pleased with the third quarter results, which reflect our disciplined approach to managing the current interest rate environment," summarized Bradley. "We believe our efforts will allow us to build long-term shareholder value through our diversified revenue base."
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 34 ATMs in Ohio, West Virginia and Kentucky. Peoples' financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples' common shares are traded on the NASDAQ National Market under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.


Conference Call to Discuss Earnings:
         Peoples will conduct a facilitated conference call to discuss third quarter results of operations today at 11:00 a.m. eastern time, with members of Peoples' executive management participating. Analysts, media and individual investors are invited to participate in the conference call by calling (877) 407-8033. A simultaneous Webcast of the conference call audio will be available online via the Investor Relations section of Peoples' website, www.peoplesbancorp.com. Participants are encouraged to call or sign in at least 15 minutes prior to the scheduled conference call time to ensure participation or download and install the necessary software. A replay of the call will be available on Peoples' website in the "Investor Relations" section for one year.


Safe Harbor Statement:
         This press release may contain certain forward-looking statements with respect to Peoples' financial condition, results of operations, plans, objectives, future performance and business. Except for the historical and present factual information contained in this press release, the matters discussed in this press release, and other statements identified by words such as "feel," "expect," "believe," "plan," "will," "would," "should," "could" and similar expressions are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions which may increase significantly; (2) changes in the interest rate environment which may adversely impact interest margins; (3) prepayment speeds, loan originations and sale volumes, charge-offs and loan loss provisions may be less favorable than expected; (4) general economic conditions may be less favorable than expected;
(5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) legislative or regulatory changes or actions may adversely affect Peoples' business; (7) changes and trends in the securities markets; (8) a delayed or incomplete resolution of regulatory issues that could arise; (9) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity; (10) the costs and effects of regulatory and legal developments, including the outcome of regulatory or other governmental inquiries and legal proceedings and results of regulatory examinations; (11) the integration of acquired businesses, including the insurance agencies acquired in mid-2004, may not be successful or the integration may take longer to accomplish than expected; (12) the expected synergies from acquisitions may make it difficult to maintain relationships with clients, associates and suppliers; and
(13) other risk factors relating to the banking industry or Peoples as detailed from time to time in Peoples' reports filed with the Securities and Exchange Commission ("SEC"). Peoples does not commit to any obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release, except as required by applicable law. Copies of documents filed with the SEC are available free of charge at the SEC's website at http://www.sec.gov and/or from Peoples' website.

PEOPLES BANCORP INC.  (NASDAQ:  PEBO)
Financial Highlights (Unaudited)
                                                        ----------------------------------   ---------------------------------
                                                                Three Months Ended                   Nine Months Ended
                                                                   September 30,                       September 30,
(in $000's, except per share data)                              2005              2004               2005             2004
                                                         ----------------------------------   ---------------------------------
PER SHARE DATA
Net income per share:
   Basic                                                  $         0.50    $         0.49     $         1.46   $         1.47
   Diluted                                                $         0.50    $         0.48     $         1.44   $         1.45
Cash dividends declared per share                         $         0.20    $         0.18     $         0.58   $         0.54
Book value per share                                      $        17.21    $        16.61     $        17.21   $        16.61
Tangible book value per share (a)                         $        10.54    $        10.41     $        10.54   $        10.41
Closing stock price at end of period                      $        27.63    $        26.32     $        27.63   $        26.32
Dividend payout as a percentage of net income                     40.02%            36.75%             39.89%           36.80%
Actual shares outstanding (net of treasury shares)            10,487,752        10,426,380         10,487,752       10,426,380
Weighted average shares outstanding:
   Basic                                                      10,451,578        10,524,304         10,425,704       10,562,547
   Diluted                                                    10,591,470        10,669,798         10,563,753       10,748,064

PERFORMANCE RATIOS (b)
Return on average equity                                          11.59%            11.95%             11.50%           12.10%
Return on average assets                                           1.13%             1.15%              1.12%            1.19%
Non-interest leverage ratio (c)                                   60.02%            60.86%             59.40%           55.20%
Efficiency ratio (d)                                              57.37%            57.97%             58.78%           56.10%
Net interest margin (fully tax equivalent)                         3.32%             3.34%              3.30%            3.44%
Net loan chargeoffs as a percentage of average loans               0.19%             0.21%              0.20%            0.26%

PROVISION FOR LOAN LOSSES
Provision for Overdraft Privilege losses                  $          175    $          270     $          387   $          680
Provision for other loan losses                           $          310    $          335     $        1,079   $        1,335
                                                         ----------------  ----------------   ----------------  ---------------
     Total provision for loan losses                      $          485    $          605     $        1,466   $        2,015

NET CHARGE-OFFS
Gross charge-offs                                         $          918    $          712     $        3,090   $        2,921
Recoveries                                                $          413    $          220     $        1,572   $        1,137
                                                         ----------------  ----------------   ----------------  ---------------
     Net charge-offs                                      $          505    $          492     $        1,518   $        1,784

Commercial                                                $          203    $           42     $          447   $          416
Overdrafts                                                           195               243                439              589
Consumer                                                              60               106                166              349
Real estate                                                           49               106                490              309
 Credit card                                                          (2)               (5)               (24)             121
                                                         ----------------  ----------------   ----------------  ---------------
     Total net charge-offs                                $          505    $          492     $        1,518   $        1,784
                                                         ----------------  ----------------   ----------------  ---------------


(a) Excludes the balance sheet impact of intangible assets acquired through the application of purchase accounting for acquisitions.
(b)  Ratios are presented on an annualized basis.
(c) Non-interest income (less securities and asset disposal gains/losses) as a percentage of non-interest expense (less intangible amortization).
(d) Non-interest expense (less intangible amortization) as a percentage of fully tax equivalent net interest income plus non-interest income (less securities and asset disposal gains/losses).

               PEOPLES BANCORP INC. CONSOLIDATED AVERAGE BALANCES

                                                -------------------------------------------------    ------------------------------
                                                               Three Months Ended                          Nine Months Ended
                                                 September 30,      June 30,      September 30,              September 30,
(in $000's)                                            2005            2005             2004              2005            2004
                                                -------------------------------------------------    ------------------------------
Average gross loans                              $    1,044,668   $   1,024,795   $      944,782     $   1,031,172   $     926,016
Average investment securities                           606,497         597,625          651,120           601,222         647,180
Average earning assets                                1,639,189       1,610,024        1,591,511         1,620,177       1,572,405
Average intangible assets                                70,215          70,069           64,981            70,298          57,134
Average total assets                                  1,841,775       1,810,777        1,783,313         1,820,601       1,748,799
Average non-interest-bearing deposits                   158,028         158,774          146,478           157,473         141,647
Average interest-bearing deposits:
    Savings                                             140,133         148,284          172,686           147,535         174,184
    Interest-bearing demand deposits                    308,783         302,401          258,608           296,942         259,711
    Time deposits                                       490,212         495,884          450,957           494,008         454,165
                                                ----------------  --------------  ---------------    --------------  --------------
       Total average interest-bearing deposits          939,128         946,569          882,251           938,485         888,060
Average short-term borrowings                           148,141         101,387           99,502           114,030          94,042
Average long-term borrowings                            398,621         411,557          471,260           416,917         442,610
Average stockholders' equity                     $      180,381   $     176,587   $      171,021     $     177,476   $     171,809
                                                ----------------  --------------  ---------------    --------------  --------------



             PEOPLES BANCORP INC. CONSOLIDATED STATEMENTS OF INCOME

                                                      ----------------------------------    ----------------------------------
                                                             Three Months Ended                     Nine Months Ended
                                                                September 30,                         September 30,
(in $000's)                                                  2005              2004                2005             2004
                                                      ----------------------------------    ----------------------------------
Interest income                                        $       24,355    $       21,850      $       70,395   $        64,581
Interest expense                                               11,205             8,959              31,617            25,445
                                                      ----------------  ----------------    ----------------  ----------------
     Net interest income                                       13,150            12,891              38,778            39,136
Provision for loan losses                                         485               605               1,466             2,015
                                                      ----------------  ----------------    ----------------  ----------------
Net interest income after provision for loan losses            12,665            12,286              37,312            37,121
Net (loss) gain on securities transactions                          -                (7)                236                30
Net (loss) gain on asset disposals                                 (9)              (25)                112                22
Non-interest income:
    Service charges on deposits                                 2,533             2,510               7,279             7,222
    Insurance and investment commissions                        2,266             2,272               7,186             3,999
    Fiduciary revenues                                            794               988               2,466             2,574
    Electronic banking revenues                                   706               608               2,087             1,754
    Business owned life insurance                                 423               494               1,314             1,416
    Mortgage banking income                                       275               227                 656               709
    Other non-interest income                                     130               149                 468               644
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest income                               7,127             7,248              21,456            18,318
Non-interest expense:
    Salaries and benefits                                       6,608             6,688              19,952            17,896
    Occupancy and equipment                                     1,215             1,350               3,842             3,860
    Amortization of intangible assets                             661               635               2,023             1,562
    Data processing and software                                  487               431               1,411             1,344
    Professional fees                                             454               452               1,669             1,319
    Franchise taxes                                               425               374               1,254             1,086
    Marketing                                                     299               315               1,088               825
    Bankcard costs                                                284               404                 871             1,106
    Other non-interest expense                                  2,103             1,895               6,035             5,367
                                                      ----------------  ----------------    ----------------  ----------------
        Total non-interest expense                             12,536            12,544              38,145            34,365
                                                      ----------------  ----------------    ----------------  ----------------
Income before income taxes                                      7,247             6,958              20,971            21,126
Income tax expense                                              1,979             1,820               5,712             5,569
                                                      ----------------  ----------------    ----------------  ----------------
        Net income                                     $        5,268    $        5,138      $       15,259   $        15,557
                                                      ----------------  ----------------    ----------------  ----------------

Fully tax equivalent net interest income               $       13,572    $       13,296      $       39,995   $        40,365



               PEOPLES BANCORP INC. SELECTED FINANCIAL INFORMATION

                                                         ----------------  ----------------  ----------------  ----------------
(in $000's, end of period)                                September 30,       June 30,        December 31,      September 30,
LOAN PORTFOLIO                                                2005              2005              2004              2004
                                                         ----------------  ----------------  ----------------  ----------------
Commercial, mortgage                                     $       493,954    $      474,344   $       450,270   $       430,513
Commercial, other                                                135,568           133,537           126,473           116,621
Real estate, construction                                         45,299            35,950            35,423            37,847
Real estate, mortgage                                            322,975           330,881           349,965           307,648
Consumer                                                          62,760            59,365            60,927            65,235
                                                         ----------------  ----------------  ----------------------------------
     Total loans                                         $     1,060,556    $    1,034,077   $     1,023,058   $       957,864

ASSET QUALITY
Allowance for loan losses as a percent of total loans              1.39%             1.42%             1.44%             1.55%
Allowance for loan losses as a percent of
    nonperforming loans (a)                                       248.1%            192.6%            225.6%            293.5%
Nonperforming loans as a percent of total loans (a)                0.56%             0.74%             0.64%             0.53%
Nonperforming assets as a percent of total assets                  0.44%             0.44%             0.43%             0.30%
Nonperforming assets as a percent of total loans and
    other real estate owned                                        0.77%             0.77%             0.75%             0.56%
Nonperforming assets (in $000's, end of period):
   Loans 90 days or more past due                        $           137   $           475   $           285   $           298
   Renegotiated loans                                    $             -   $             -   $         1,128   $             -
   Nonaccrual loans                                      $         5,791   $         7,173   $         5,130   $         4,747
   Other real estate owned                               $         2,259   $           353   $         1,163   $           301
                                                         ----------------  ----------------  ----------------  ----------------
        Total nonperforming assets                       $         8,187    $        8,001   $         7,706   $         5,346

REGULATORY CAPITAL (b)
Tier 1 risk-based capital                                         11.34%            11.21%            10.95%            11.97%
Total risk-based capital ratio (Tier 1 and Tier 2)                12.65%            12.57%            12.30%            13.29%
Leverage ratio                                                     7.93%             7.48%             7.55%             7.85%
Tier 1 capital                                           $       140,295    $      135,080   $       129,193   $       134,630
Total capital (Tier 1 and Tier 2)                        $       156,612    $      151,479   $       145,134   $       149,526
Total risk-weighted assets                               $     1,237,658    $    1,205,303   $     1,179,830   $     1,124,683

SUPPLEMENTAL DATA
Trust assets under management                            $       655,991    $      631,214   $       645,509   $       620,686
Employees (full-time equivalent)                                     537               543               537               547
Full service offices                                                  41                41                41                42
Supermarket offices                                                    4                 4                 4                 4
ATMs                                                                  34                34                33                33
Announced treasury share plans: (c)
    Total shares authorized for plan                             525,000           525,000           625,000           625,000
    Shares purchased                                                   -                 -            10,813           211,900
    Average price                                        $             -    $            -   $         27.71   $         25.84
                                                         ----------------  ----------------  ----------------  ----------------

(a) Nonperforming loans include loans 90 days past due and accruing, renegotiated loans and nonaccrual loans.
(b) September 30, 2005, data based on preliminary analysis and is subject to revision.
(c) 2005 data reflects 2005 Stock Repurchase Program of 525,000 shares. 2004 data reflects 2004 Stock Repurchase Program of 425,000 shares announced December 17, 2003 and 200,000 shares announced August 13, 2004. Reflects treasury shares purchased and average price paid for the three-month period ended on the date indicated.



                PEOPLES BANCORP INC. CONSOLIDATED BALANCE SHEETS

                                                                                ------------------     ------------------
(in $000's)                                                                       September 30,          December 31,
                                                                                      2005                   2004
                                                                                ------------------     ------------------
ASSETS
Cash and cash equivalents                                                       $          34,931      $          31,449
Available-for-sale investment securities, at estimated fair value
     (amortized cost of $604,008 at September 30, 2005, and $594,457 at
     December 31, 2004)                                                                   604,480                602,364
Loans held for sale                                                                           492                    612
Loans, net of unearned interest                                                         1,060,556              1,023,058
Allowance for loan losses                                                                 (14,708)               (14,760)
                                                                                ------------------     ------------------
     Net loans                                                                          1,045,848              1,008,298
Bank premises and equipment, net of accumulated depreciation                               23,952                 22,640
Business owned life insurance                                                              46,568                 45,253
Goodwill                                                                                   59,757                 59,096
Other intangible assets                                                                    10,168                 12,022
Other real estate owned                                                                     2,259                  1,163
Other assets                                                                               27,932                 26,189
                                                                                ------------------     ------------------
          TOTAL ASSETS                                                          $       1,856,387      $       1,809,086
                                                                                ------------------     ------------------

LIABILITIES
Non-interest-bearing deposits                                                   $         158,892      $         152,979
Interest-bearing deposits                                                                 938,010                916,442
                                                                                ------------------     ------------------
     Total deposits                                                                     1,096,902              1,069,421
Federal funds purchased, securities sold under repurchase agreements,
      and other short-term borrowings                                                     165,844                 51,895
Long-term borrowings                                                                      366,309                464,864
Junior subordinated notes held by subsidiary trusts                                        29,328                 29,263
Accrued expenses and other liabilities                                                     17,549                 18,225
                                                                                ------------------     ------------------
          TOTAL LIABILITIES                                                             1,675,932              1,633,668

STOCKHOLDERS' EQUITY
Common stock, no par value (24,000,000 shares authorized, 10,864,787 shares issued at September 30, 2005, and
   10,850,641 shares issued at December 31, 2004)                                         161,998                162,284
Retained earnings                                                                          27,614                 18,442
Accumulated comprehensive income, net of deferred income taxes                                302                  4,958
Treasury stock, at cost (377,035 shares at September 30, 2005,
   and 415,539 shares at December 31, 2004)                                                (9,459)               (10,266)
                                                                                ------------------     ------------------
          TOTAL STOCKHOLDERS' EQUITY                                                      180,455                175,418
                                                                                ------------------     ------------------
                  TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $       1,856,387      $       1,809,086
                                                                                ------------------     ------------------



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